EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/12/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD'S GLOBAL SALES AND PROFIT MOMENTUM CONTINUES

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Third quarter 2007 earnings per share is expected to be $0.89. This includes $0.83 per share from continuing operations — a 22% increase compared with the prior year — and an after-tax gain of $0.06 per share from the sale of Boston Market

•	Global comparable sales up 5.9% in September, 6.9% in the quarter

•	U.S. comparable sales up 3.5% in September, 5.1% in the quarter

•	Europe comparable sales up 5.7% in September, 6.5% in the quarter

•	Asia/Pacific, Middle East & Africa comparable sales up 12.0% in September, 11.4% in the quarter

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales rose 5.9% in September and 6.9% in the third quarter 2007. Systemwide sales for McDonald's restaurants worldwide increased 11.5% for the month (7.2% in constant currencies) and 11.8% for the quarter (8.1% in constant currencies).
McDonald's Chief Executive Officer Jim Skinner said, "These strong results reflect just how well McDonald’s continues to appeal to customers around the world. Initiatives surrounding value, menu choice and compelling marketing are strengthening our brand’s relevance and driving ongoing global sales momentum."
Value, breakfast and beverage strategies drove the U.S. comparable sales growth of 3.5% in September.
Momentum continued in Europe with comparable sales up 5.7% in September. Nearly all markets in Europe, led by France, the U.K. and Russia, posted a strong performance.
Robust sales growth in Japan, Australia, China and most other markets in Asia/Pacific, Middle East and Africa drove comparable sales up 12.0% in September, and to a 10-year record high of 11.4% for the quarter.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended September 30,	2007	2006	Reported	Currency

McDonald’s Restaurants*	5.9	7.7	11.5	7.2
Major Segments:
U.S.	3.5	7.1	4.3	4.3
Europe	5.7	9.0	16.3	6.9
APMEA**	12.0	6.6	20.4	14.7

Quarter ended September 30,

McDonald’s Restaurants*	6.9	5.8	11.8	8.1
Major Segments:
U.S.	5.1	4.1	5.9	5.9
Europe	6.5	7.6	15.9	7.5
APMEA**	11.4	6.1	18.4	14.3

Year-To-Date September 30,

McDonald’s Restaurants*	6.9	5.5	11.2	8.1
Major Segments:
U.S.	4.9	4.9	5.7	5.7
Europe	7.4	5.3	17.1	8.4
APMEA**	10.3	5.8	15.4	13.1

                       * Excludes non-McDonald's brands
                    ** Asia/Pacific, Middle East and Africa
Earnings Per Share
Third quarter 2007 earnings per share is expected to be $0.89. This includes $0.83 per share from continuing operations and an after-tax gain of $0.06 per share from the sale of Boston Market. Currency translation benefited earnings from continuing operations by $0.03 per share, and growth in other operating income contributed earnings of $0.02 per share.
In connection with the Latin America developmental license transaction (“Latam”) that closed in early August, the Company recorded an additional $0.04 per share of expense that was offset by a $0.04 per share tax benefit. The $0.04 per share tax benefit relates to utilizing more of the Latam capital loss as a result of realizing a capital gain on the sale of Boston Market.
Third quarter 2006 earnings per share from continuing operations was $0.68, which included $0.01 per share of impairment and other charges primarily in Asia/Pacific, Middle East and Africa.

Definitions
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Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
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Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

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The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. In September 2007, this calendar shift/trading day adjustment consisted of one more Sunday and one less Friday compared with September 2006. The resulting adjustment varied around the world, ranging from approximately -0.9% to +1.3%.

Upcoming Communications
McDonald's tentatively plans to release third quarter results before the market opens on October 19, 2007, and will host an investor webcast at 10:30 a.m. Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 75% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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